READY ASSETS GOVERNMENT LIQUIDITY FUND (THE "FUND")
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77D(a)(g)

Policies with respect to security investments

Attached please find as an exhibit to Sub-Item 77D(a)(g) of Form N-SAR, a description of changes to the Fund's investment strategies that became effective on January 4, 2016.

                                                              EXHIBIT 77D(A)(G)

READY ASSETS GOVERNMENT LIQUIDITY FUND (THE "FUND")
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77D(a)(g)

Policies with respect to security investments

On July 28, 2015, the Board of Trustees of the Fund approved changes to the Fund's principal investment strategies. Under its new principal investment strategies, the Fund will invest at least 99.5% of its total assets in cash, U.S. Treasury bills, notes and other obligations issued or guaranteed as to principal and interest by the U.S. Government, its agencies or instrumentalities, and repurchase agreements secured by such obligations or cash. The Board chose not to subject the Fund to discretionary or default liquidity fees or temporary suspensions of redemptions due to declines in the Fund's weekly liquid assets. In connection with these changes, the Board also approved a change in the name of the Fund to "Ready Assets Government Liquidity Fund." These changes became effective on January 4, 2016.